Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2007 First Quarter Results


    --  Earnings per diluted share were $0.39, including U.K.
        acquisition dilution of $0.14, vs. $0.41 in 2006.

    -- Fiscal 2007 earnings guidance remains $1.65 to $1.75 per diluted share. Guidance includes stock-based compensation expense of approximately $0.10 per diluted share.

    --  French franchise converted to Company-owned operation.


    ST. LOUIS--(BUSINESS WIRE)--May 1, 2007--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment-based retailer of customized stuffed animals, announced that total revenue for the fiscal 2007 first quarter (13 weeks ended March 31, 2007) increased 18% to $116.8 million, compared to $98.6 million in the prior year's first quarter (13 weeks ended April 1, 2006).

    First quarter net income was $8.1 million or $0.39 per share. These results include impacts of $0.14 per share related to the U.K. acquisition which were not included in the year ago quarter. The company reported net income of $8.3 million or $0.41 per diluted share in last year's first quarter.

    "Our results in the first quarter were in-line with our plans," said Maxine Clark, chairman and chief executive bear. "With sales trends improving and strategies in place to maximize product opportunities moving forward, we are on track to meet the full-year earnings we previously provided. During the quarter we also converted our French franchise to a company-owned operation which will help us deliver a much improved brand experience, further leverage our U.K. operations, and grow our brand in this important market. We remain focused on growing our business, driving business initiatives that benefit the long-term success of our brand, developing products that are relevant, and providing an exceptional experience to our Guests."

    Fiscal 2007 First Quarter

    Fiscal 2007 first quarter total revenue includes net retail sales of $115.9 million, an increase of $18.2 million or 18.6% compared to last year's first quarter. Net retail sales growth was driven by new stores opened during the past twelve months in North America, U.K. operation sales totaling $10.8 million, non-traditional store locations, and an increase in Internet sales of 24.1% to $3.1 million. Comparable store sales in North America declined 6.9%. First quarter total revenue also includes revenue from international franchise fees and third-party licensing.

    The first quarter net income of $8.1 million reflects several items directly related to the U.K. acquisition, including an operating loss of $2.2 million from that business, and the loss of interest income and franchise income which would have been recognized if the acquisition had not occurred. The U.K. operating loss included costs associated with closing one store in France previously owned by a franchisee. As anticipated, retail gross margin rate decreased to 46.4%, from 49.0% in the fiscal 2006 first quarter, primarily due to higher store occupancy costs in the United Kingdom. Also included in the 2007 first quarter is stock-based compensation expense of $0.6 million pretax ($0.4 million net of tax or $0.02 per diluted share). Fiscal 2006 first quarter results include the impact of stock-based compensation expense of $0.5 million pretax ($0.3 million net of tax or $0.02 per diluted share).

    During the 2007 first quarter, the company opened four new Build-A-Bear Workshop(R) (BABW) retail stores in North America, as planned, compared with opening two new BABW stores during the 2006 first quarter. These openings include the company's first store in a science center at the Saint Louis Science Center. The store includes both Build-A-Bear Workshop and a full assortment of Build-A-Dino(R) products. In the United Kingdom, the company opened two new stores in Exeter, England and Edinburgh, Scotland.

    Build-A-Bear Workshop stores at the end of the first quarter totaled 237 in North America and 40 in the United Kingdom.

    Fiscal 2007 first quarter results reflect the company's acquisition, completed on April 2, 2006, of The Bear Factory Limited, a United Kingdom-based stuffed animal retailer, and the acquisition of Amsbra, Ltd., its franchisee in the United Kingdom.

    On February 20, 2007, the company's board of directors authorized the repurchase of up to $25 million of its outstanding common stock over the next 12 months. During the fiscal 2007 first quarter, the company repurchased and retired 176,500 shares of common stock for $4.7 million.

    Outlook

    The company reaffirmed its previous guidance for fiscal 2007 (52 weeks ended Dec. 29, 2007) of earnings per share (EPS) in the range of $1.65 to $1.75. This guidance includes the anticipated impact of expensing stock-based compensation of approximately $3.1 million pretax ($2.0 million net of tax or $0.10 per diluted share). Fiscal 2006 full year results included the impact of stock-based compensation expense of $2.1 million pretax ($1.3 million net of tax or $0.07 per diluted share).

    The guidance for fiscal 2007 assumes North American comparable store sales to be in the flat to negative mid-single digit range. The company's earnings outlook also assumes no significant change in the overall retailing environment. The guidance does not include any positive impact that may come from the company's share repurchase program.

    The guidance assumes that earnings per diluted share for the second quarter will be between $0.15 and $0.19, and includes the anticipated impact of expensing stock-based compensation of approximately $0.9 million pretax ($0.5 million net of tax or $0.03 per diluted share). Second quarter earnings guidance also reflects the anticipated costs associated with higher advertising expenses, higher performance-based bonus compensation expense, and Canadian French and Spanish language translation costs associated with the company's store openings in Montreal and Puerto Rico in the second half of the year, compared to the fiscal 2006 second quarter. Second quarter 2007 total revenue growth is anticipated to be approximately 18% and North American comparable store sales are assumed to be in the flat to negative low-single digit range.

    In North America, Build-A-Bear Workshop expects to open a total of 38 new BABW stores this year. In the U.K., the company plans to open seven to ten new stores, and in France the company plans to open approximately three new stores this year. In North America, 15 new BABW stores are planned to open in the second quarter, compared with opening 14 new BABW stores during the 2006 second quarter.

    Other News

    The company also announced today that its total equity investment in Retail Entertainment Concepts, LLC, also known as RIDEMAKERZ(TM), has increased to $2.96 million. RIDEMAKERZ is an early-stage company developing an interactive retail concept that allows children and families to build and customize their own personalized cars. In addition to an equity investment in RIDEMAKERZ, Build-A-Bear Workshop has an agreement to provide operating and advisory services in exchange for additional equity ownership.

    Build-A-Bear Workshop will host its Annual Meeting of Stockholders on Thursday, May 10, 2007 at 10:00 a.m. local time (CST) in the Redbird Club at Busch Stadium in St. Louis, Missouri. The company will broadcast the meeting over the Internet via webcast. The webcast will be accessible through the Investor Relations page of the Build-A-Bear workshop corporate Web site, http://ir.buildabear.com. Following the live meeting, a replay of the webcast will be available until the next annual meeting.

    Today's Conference Call Webcast

    Today at 10:00 a.m. EDT, Build-A-Bear Workshop will host a live audio webcast of its discussion with the investment community regarding the company's fiscal 2007 first quarter results. The webcast can be accessed at http://ir.buildabear.com. A replay of the webcast will be available following the live webcast and available until the company's next quarterly conference call.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 275 stores in the United States, Canada, the United Kingdom and Ireland. The addition of franchise stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R) stores, where Guests can make their own doll friends. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $437 million in fiscal 2006. For more information, call 888.560.BEAR
(2327) or visit the company's award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Build-A-Bear Workshop's expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may be unable to generate comparable store sales growth and may continue to have negative comparable store performance; our marketing initiatives may not generate sufficient brand awareness and sales or demand for our retail experience; we may be unable to respond to changing consumer preferences; customer mall traffic may decrease as a result of various factors, including a reduction of consumer confidence because of terrorism or war; general economic conditions may worsen; our market share could be adversely affected by competitors; the availability and costs of our products could be impacted by international manufacturing and trade issues; our warehousing and distribution vendors may perform poorly, and we may be unable to realize the anticipated benefits from our distribution center; we may fail to protect our intellectual property and may have infringement, misappropriation or other disputes or litigation with third parties, which could be costly, distract our management and personnel and which could result in the diminution in value of our trademarks and other important intellectual property; we may be unable to open new stores, renew or replace our store leases, enter into leases for new stores on favorable terms, or continue to comply with our current leases; we may lose key personnel or be unable to hire qualified additional personnel, including store associates; vendor deliveries may be disrupted; we may not realize some of the expected benefits of the acquisition of Amsbra and The Bear Factory; we may be unable to effectively manage our international franchises or comply with changing laws relating thereto; we may experience communications or information systems failures; we may suffer negative publicity or be sued due to alleged violations of labor laws, employee regulations or unethical practices, either by us or our merchandise manufacturers; and we may violate or be accused of violating privacy or security laws by reason of improperly obtaining or failing to adequately protect Guest information. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
      Unaudited Condensed Consolidated Statements of Operations
       (dollars in thousands, except share and per share data)

                      13 Weeks                  13 Weeks
                       Ended                     Ended
                     March 31,   % of Total     April 1,   % of Total
                        2007     Revenues(1)      2006     Revenues(1)
                    ------------ -----------  ------------ -----------
Revenues:
  Net retail sales  $   115,883        99.2   $    97,730        99.1
  Franchise fees            695         0.6           690         0.7
  Licensing revenue         236         0.2           211         0.2
                    ------------ -----------  ------------ -----------
    Total revenues      116,814       100.0        98,631       100.0
                    ------------ -----------  ------------ -----------
Costs and expenses:
  Cost of
   merchandise sold      62,140        53.6        49,860        51.0
  Selling, general
   and
   administrative        41,544        35.6        35,451        35.9
  Store preopening          688         0.6           615         0.6
  Interest expense
   (income), net           (545)       (0.5)         (866)       (0.9)
                    ------------ -----------  ------------ -----------
    Total costs and
     expenses           103,827        88.9        85,060        86.2
                    ------------ -----------  ------------ -----------
    Income before
     income taxes        12,987        11.1        13,571        13.8
Income tax expense        4,922         4.2         5,225         5.3
                    ------------ -----------  ------------ -----------
    Net income      $     8,065         6.9   $     8,346         8.5
                    ============              ============

Earnings per common
 share:
  Basic             $      0.40               $      0.42
                    ============              ============
  Diluted           $      0.39               $      0.41
                    ============              ============
Shares used in
 computing common
 per share amounts:
  Basic              20,281,820                20,078,876
  Diluted            20,525,347                20,401,378

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
           Unaudited Condensed Consolidated Balance Sheets
       (dollars in thousands, except share and per share data)

                                              March 31,   December 30,
                                                2007         2006
                                             ------------ ------------
                                ASSETS
Current assets:
  Cash and cash equivalents                  $    42,375  $    53,109
  Inventories                                     48,013       50,905
  Receivables                                      6,028        7,389
  Prepaid expenses and other current assets       17,854       11,805
  Deferred tax assets                              2,437        2,388
                                             ------------ ------------
      Total current assets                       116,707      125,596

Property and equipment, net                      129,455      130,347
Goodwill                                          36,374       36,927
Other intangible assets, net                       2,984        2,873
Other assets, net                                  4,972        4,027
                                             ------------ ------------
Total Assets                                 $   290,492  $   299,770
                                             ============ ============


                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                           $    44,167  $    46,761
  Accrued expenses                                12,378       16,301
  Gift cards and customer deposits                20,295       28,128
  Deferred revenue                                 6,613        6,454
                                             ------------ ------------
      Total current liabilities                   83,453       97,644
                                             ------------ ------------

Deferred franchise revenue                         2,418        2,297
Deferred rent                                     36,466       34,754
Other liabilities                                    308          352
Deferred tax liabilities                             460          459

Stockholders' equity:
  Common stock, par value $0.01 per share            206          205
  Additional paid-in capital                      84,796       88,866
  Other comprehensive income                      (1,868)        (997)
  Retained earnings                               84,253       76,190
                                             ------------ ------------
      Total stockholders' equity                 167,387      164,264
                                             ------------ ------------
Total Liabilities and Stockholders' Equity   $   290,492  $   299,770
                                             ============ ============


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
             Unaudited Selected Financial and Store Data
           (dollars in thousands, except square foot data)

                                               13 Weeks     13 Weeks
                                                Ended        Ended
                                              March 31,     April 1,
                                                 2007         2006
                                             ------------ ------------

Other financial data:
  Gross margin ($) (1)                       $    53,743  $    47,870
  Gross Margin (%) (1)                              46.4%        49.0%
  Capital expenditures                       $     4,944  $     9,662
  Depreciation and amortization              $     6,260  $     4,782
  Sales over the Internet                    $     3,077  $     2,479

Store data (2):
  Number of stores at end of period
    North America                                    237          202
    United Kingdom and Ireland                        40           --
                                             ------------ ------------
        Total stores                                 277          202

  Store square footage at end of period
    North America                                721,467      623,360
    United Kingdom and Ireland (3)                59,351           --
                                             ------------ ------------
        Total square footage                     780,818      623,360

  Comparable store sales change (%) (4)            (6.9)%       (3.8)%

(1)Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.
(2)Excludes our webstore and seasonal and event-based locations.
(3)Square footage in the United Kingdom and Ireland is estimated selling square footage.
(4)Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

    CONTACT: Build-A-Bear Workshop, Inc.
             Investors:
             Molly Salky, 314-423-8000, ext. 5353
             or
             Media:
             Jill Saunders, 314-423-8000, ext. 5293